Exhibit 99.1

News

Merisel, Inc. Announces First Quarter 2012 Results

(In thousands except for per share amounts)

New York, New York – May 15, 2012 – Merisel, Inc. (OTC: MSEL.pk), a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today reported financial results for the three months ended March 31, 2012.

Net sales for the three month ended March 31, 2012 were $13,566 compare to net sales of $17,355 for the three month period ended March 31, 2011.  The Company reported a net loss available to common stockholders of ($7,050) or ($0.98) per share compared to ($162) or ($0.02) per share for the three months ended March 31, 2011.  The 2012 period included a lease abandonment charge of ($3,977) or ($0.55) per share related to the previously reported termination of its current leases in New York City.

The Company noted that the current period results were impacted by costs to complete the relocation of its New York City manufacturing facility to the new Carlstadt, New Jersey location.

About Merisel
Merisel, headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies: ColorEdge, Crush Creative, Comp 24, and Fuel Digital. In March 2010, Crush Creative and Fuel Digital were consolidated under the ColorEdge brand. Merisel has sales offices in New York City, Atlanta, Los Angeles and Portland, Oregon, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to its clients. Learn more at www.merisel.com.

Contact:
Victor Cisario
(212) 502-6545
victor.cisario@merisel.com

Cautionary Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Merisel's expectations for future performance (including without limitation the quotations from management in this press release). In this context, forward-looking statements often address Merisel’s expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," or "will." Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, these statements are subject to numerous risks and uncertainties that include, among others, the impact of management and organizational changes, the implementation of ongoing strategic and cost initiatives, changes in and a dependence on key personnel, the outcome of pending legal proceedings, the severity and duration of the current economic conditions and changes in economic conditions. These uncertainties may cause Merisel’s actual future results to be materially different than those expressed in such forward-looking statements. All information set forth in this press release is as of May 15, 2012. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The Company undertakes no obligation to update any such forward-looking statements. More information about the potential factors that could affect Merisel’s business and financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, which is on file with the SEC and available on the SEC’s website at www.sec.gov.

MERISEL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2012

Net sales	$17,355	$13,566

Cost of sales	9,947	9,489

Gross profit	7,408	4,077

Selling, general & administrative expenses	7,182	6,278

Lease abandonment charge	-	3,977

Operating income (loss)	226	(6,178)

Interest expense, net	419	872

Loss before benefit for income tax	(193)	(7,050)

Income tax benefit	(31)	-

Net loss	(162)	(7,050)

Loss per share (basic and diluted)	$(0.02)	$(0.98)

Weighted average number of shares
Basic	7,215	7,215
Diluted	7,215	7,215